Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
April 23, 2007		First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2007

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending March 31, 2007, of $29.0 million compared to $28.7 million for the corresponding period of 2006 according to Lewis R. Holding, chairman of the board. During 2007, net income benefited from improved noninterest income and lower net charge-offs. BancShares also reported higher noninterest expense and a slight decline in net interest income.

Per share income for the first quarter 2007 totaled $2.78 compared to $2.75 for the same period a year ago. First Citizens’ current quarter results generated an annualized return on average assets of 0.75 percent and an annualized return on average equity of 8.88 percent, compared to respective returns of 0.79 percent and 9.72 percent for the same period of 2006.

First quarter net interest income decreased $1.2 million or 1.0 percent from the same period of 2006, due to a diminished net yield on interest-earning assets that more than offset the impact of healthy balance sheet growth. The net yield on interest-earning assets declined by 23 basis points from the first quarter 2006 to 3.42 percent.

Average loans outstanding increased $493.2 million or 5.1 percent since the first quarter of 2006. Average investment securities increased $195.6 million or 6.8 percent in the first quarter of 2007, when compared to the same period of 2006. The taxable-equivalent yield on interest-earning assets increased from 5.87 percent during the first quarter of 2006 to 6.31 percent during the first quarter of 2007, a 44 basis point increase.

Average interest-bearing liabilities increased by $763.5 million or 7.1 percent during the first quarter of 2007 due to higher levels of both time deposits and short-term borrowings arising from various cash management products. The rate on total interest-bearing liabilities increased from 2.71 percent during the first quarter of 2006 to 3.49 percent during the same period of 2007, a 78 basis point increase.

The provision for credit losses equaled $3.5 million during the first quarter of 2007, a decrease of $3.2 million or 47.6 percent from the same period of 2006. The lower provision for credit losses resulted principally from lower net charge-offs. Net charge-offs in the first quarter of 2007 totaled $2.7 million compared to $5.4 million during the first quarter of 2006, a $2.7 million decrease. On an annualized basis, net charge-offs for the first quarter of 2007 represented 0.11 percent of average loans and leases compared to 0.22 percent for the same period of 2006.

Noninterest income totaled $71.2 million during the first quarter of 2007, a $5.5 million or 8.3 percent increase over 2006. The increase reflected improvements in cardholder and merchant services income, commission income generated by First Citizens Investor Services and working capital finance, fees from processing services and mortgage income. Other income declined by $1.1 million or 28.2 percent primarily due to the absence of premium income from two insurance subsidiaries that were sold in early 2007.

Noninterest expense equaled $139.2 million during the first quarter of 2007, an increase of $7.5 million or 5.7 percent. Salaries and wages increased $2.6 million or 4.7 percent over the same period of 2006, the result of additional staff and 2006 merit increases. Equipment expense increased $1.1 million or 8.7 percent when compared to the previous year due to higher technology costs. Occupancy expense increased $943,000 or 7.3 percent due to new branch locations and a new headquarters facility. Other expense increased $3.5 million or 9.8 percent during the first quarter of 2007, primarily due to higher cardholder reward program costs, cardholder and merchant services processing and advertising costs.

As of March 31, 2007, First Citizens BancShares had total assets of $15.9 billion. BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 398 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens’ Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three Months Ended March 31
(thousands, except share data; unaudited)	2007	2006
Interest income	$216,061	$190,001
Interest expense	99,448	72,183
Net interest income	116,613	117,818
Provision for credit losses	3,532	6,737
Net interest income after provision for credit losses	113,081	111,081
Noninterest income	71,202	65,749
Noninterest expense	139,190	131,712
Income before income taxes	45,093	45,118
Income taxes	16,109	16,461
Net income	$28,984	$28,657
Taxable-equivalent net interest income	$117,056	$118,226
Net income per share	$2.78	$2.75
Cash dividends per share	0.275	0.275
Profitability Information (annualized)
Return on average assets	0.75%	0.79%
Return on average equity	8.88	9.72
Taxable-equivalent net yield on interest-earning assets	3.42	3.65

CONDENSED BALANCE SHEETS

	March 31	December 31	March 31
(thousands, except share data; unaudited)	2007	2006	2006
Cash and due from banks	$847,202	$1,010,984	$805,757
Investment securities	3,031,798	3,221,048	2,896,962
Loans and leases	10,221,578	10,239,551	9,810,088
Reserve for loan losses	(132,640)	(132,004)	(130,222)
Other assets	1,885,840	1,390,118	1,716,979
Total assets	$15,853,778	$15,729,697	$15,099,564

Deposits	$12,772,532	$12,743,324	$12,512,557
Other liabilities	1,738,919	1,675,554	1,379,287
Shareholders' equity	1,342,327	1,310,819	1,207,720
Total liabilities and shareholders' equity	$15,853,778	$15,729,697	$15,099,564
Book value per share	$128.64	$125.62	$114.64
Tangible book value per share	118.10	115.02	104.97

SELECTED AVERAGE BALANCES

	Three Months Ended March 31
(thousands, except shares outstanding; unaudited)	2007	2006
Total assets	$15,572,613	$14,699,290
Investment securities	3,092,261	2,896,711
Loans and leases	10,198,638	9,705,443
Interest-earning assets	13,876,402	13,129,313
Deposits	12,502,206	12,192,664
Interest-bearing liabilities	11,557,940	10,794,420
Shareholders' equity	1,323,244	1,196,174
Shares outstanding	10,434,453	10,434,453

ASSET QUALITY

	March 31	December 31	March 31
(dollars in thousands; unaudited)	2007	2006	2006
Nonaccrual loans and leases	$14,943	$14,882	$15,844
Other real estate	6,245	6,028	5,573
Total nonperforming assets	$21,188	$20,910	$21,417
Nonperforming assets to loans and leases plus other real estate	0.21%	0.20%	0.22%
Allowance for credit losses to total loans and leases	1.36	1.35	1.40
Net charge-offs to average loans and leases (annualized)	0.11	0.18	0.22

CAPITAL INFORMATION

	March 31	December 31	March 31
(dollars in thousands; unaudited)	2007	2006	2006
Tier 1 capital	$1,484,597	$1,456,947	$1,350,880
Total capital	1,760,418	1,732,026	1,621,328
Risk-weighted assets	11,345,016	11,266,342	10,761,223
Tier 1 capital ratio	13.09%	12.93%	12.55%
Total capital ratio	15.52	15.37	15.07
Leverage capital ratio	9.60	9.39	9.26